                                                Exhibit 99.1

KFORCE REPORTS FOURTH QUARTER 2023 REVENUE OF $363.4 MILLION AND EARNINGS PER SHARE OF $0.82
FULL YEAR 2023 EPS OF $3.13 PER SHARE, AS REPORTED, AND $3.49 PER SHARE, AS ADJUSTED
BOARD OF DIRECTORS APPROVES 5.5% INCREASE IN DIVIDEND AND INCREASES SHARE BUYBACK AUTHORIZATION TO $100 MILLION

TAMPA, FL, February 5, 2024 — Kforce Inc. (Nasdaq: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the fourth quarter and full year 2023. There are references to “as reported” and “as adjusted” figures within this press release, which pertain to GAAP and non-GAAP measures that are more fully described in the Adjusted Financial Performance Measures section of this press release.
Joseph J. Liberatore, President and Chief Executive Officer, commented, “I am tremendously grateful for the extraordinary efforts of the Kforce team who executed well in 2023 in an environment that proved to be more challenging than originally expected. Our strong execution and focused business model allowed us to deliver strong results while continuing to allocate significant capital towards strategic investments in our people and tools. As a result, we believe that we enter 2024 well positioned to take additional market share and create significant long-term returns for our shareholders. While clients have been acting with restraint over the last 12 plus months, the backlog of desired investments continues to grow. We expect these important technology investments to be high priorities once the macro uncertainties begin to clear. Our focus on growing our business organically with a consistent, refined business model tailored to providing highly skilled technology talent solutions to world-class companies has been critical to our success over many years, and we remain confident that our Firm is well placed for improving market conditions.”
Mr. Liberatore continued, “I want to reiterate how proud I am of the performance and resiliency of our collective Kforce team. Together, we fought through a challenging operating environment, made some difficult decisions and met each and every challenge. We are blessed to have a high performing team that is tenured, dedicated, and passionate.”
Fourth Quarter 2023 Financial Highlights
•Revenue for the quarter ended December 31, 2023 was $363.4 million compared to $419.7 million for the quarter ended December 31, 2022.
•Technology Flex revenue decreased 2.5% sequentially and 11.1% year-over-year, and increased 0.7% on a sequential billing day basis. FA Flex revenue decreased 1.0% sequentially and 28.0% year-over-year, and increased 2.3% on a sequential billing day basis.
•Flex gross profit margins of 25.7% decreased 20 basis points sequentially and 70 basis points year-over-year.
•Selling, general and administrative (“SG&A”) expenses as a percentage of revenue for the quarter ended December 31, 2023 was 21.0%, which decreased 150 basis points year-over-year. SG&A expenses as a percentage of revenue decreased 100 basis points year-over-year as adjusted for an impairment charge related to a previous joint venture for the quarter ended December 31, 2022 (“Impairment Charge”).
•Operating margins were 6.0% for the quarter ended December 31, 2023, which increased 30 basis points year-over-year. Operating margins decreased 20 basis points year-over-year as adjusted for the Impairment Charge.
•Diluted earnings per share for the quarter ended December 31, 2023 was $0.82 per share, an increase of 134.3% year-over-year. Diluted earnings per share decreased 11.8% year-over-year as adjusted for the Impairment Charge.
Full Year 2023 Financial Highlights
•Revenue for the year ended December 31, 2023 of $1.53 billion decreased 10.5% year-over-year (10.1% on a billing day basis).
•Technology revenue of $1.38 billion decreased 8.2% year-over-year (7.8% on a billing day basis).
•As reported, operating margins were 5.7% for the year ended December 31, 2023 which decreased 110 basis points year-over-year. As adjusted, operating margins of 6.2% for the year ended December 31, 2023 decreased 70 basis points from 6.9% for the year ended December 31, 2022.
•As reported, diluted earnings per share for the year ended December 31, 2023 were $3.13 per share, a decrease of 14.9% year-over-year. As adjusted, diluted earnings per share were $3.49 and $4.25 for the years ended December 31, 2023 and 2022, respectively, a decrease of 17.9%.
•We returned $94.7 million of capital to our shareholders through $67.1 million of share repurchases and $27.6 million in dividends during the year ended December 31, 2023, which exceeded 100% of operating cash flows.

Our Board of Directors (the “Board”) recently approved an increase of 5.5% in our annual dividend from $1.44 per share to $1.52 per share. The first quarter cash dividend of $0.38 per share will be payable on March 29, 2024, to shareholders of record as of the close of business on March 15, 2024. Additionally, the Board recently approved an increase in our stock repurchase authorization, bringing the total to $100 million.
First Quarter 2024 - Guidance
Looking forward to the first quarter of 2024, there will be 64 billing days compared to 61 billing days in the fourth quarter of 2023 and 64 billing days in the first quarter of 2023.
Current estimates for the first quarter of 2024 are:
•Revenue of $351 million to $359 million
•Earnings per share of $0.54 to $0.62
•Gross profit margin of 26.9% to 27.1%
•Flex gross profit margin of 25.4% to 25.6%
•SG&A expenses as a percent of revenue of 22.2% to 22.4%
•Operating margin of 4.2% to 4.6%
•WASO of 19.0 million
•Effective tax rate of 26.0%
Conference Call and Annual Meeting
On Monday, February 5, 2024, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (888) 550-5417 and the conference passcode is "Kforce." The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
Our 2024 Annual Meeting of Kforce Inc. Shareholders will be held on Wednesday, April 24, 2024 at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607, commencing at 8:00 a.m. E.T.

About Kforce Inc.
Kforce is a solutions firm specializing in technology and other professional staffing services. Each year, we provide career opportunities for over 20,000 highly skilled professionals on a temporary, consulting or direct-hire basis. These professionals work with approximately 2,500 clients, including a significant majority of the Fortune 500, helping them conquer challenges and meet their digital transformation goals. Together, we reimagine how business gets done. For more than 60 years, we’ve achieved our clients’ objectives by combining a KNOWLEDGEforce®—our namesake—with flexibility and an unmatched drive for excellence.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927
Cautionary Note Regarding Forward-Looking Statements
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding our positioning to take additional market share and create significant long-term returns for our shareholders, our focus on growing our business organically, our expectation for technology investments to be high priorities once the macro uncertainties begin to clear, and the Firm's guidance for the first quarter of 2024. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions; growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; changes in client demand or our ability to adapt to such changes; a constraint in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments or contracts, or funding under contracts; ability to comply with our obligations in a remote work environment; continued performance and security of and improvements to our enterprise information systems; impacts of actual or potential litigation or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2022, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” ”plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Revenue	$363,447	$373,122	$419,662
Direct costs	264,084	269,661	300,183
Gross profit	99,363	103,461	119,479
Selling, general and administrative expenses	76,375	86,226	94,313
Depreciation and amortization	1,236	1,202	1,213
Income from operations	21,752	16,033	23,953
Other expense, net	332	181	14,756
Income from operations, before income taxes	21,420	15,852	9,197
Income tax expense	5,704	5,277	2,125
Net income	$15,716	$10,575	$7,072

Earnings per share - diluted	$0.82	$0.54	$0.35

Weighted average shares outstanding – diluted	19,194	19,518	20,077
Adjusted EBITDA	$26,134	$29,039	$31,454

Billing days	61	63	61

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Year Ended December 31,
	2023	2022
Revenue	$1,531,756	$1,710,765
Direct costs	1,104,690	1,209,658
Gross profit	427,066	501,107
Selling, general and administrative expenses	334,933	379,815
Depreciation and amortization	5,012	4,427
Income from operations	87,121	116,865
Other expense, net	1,871	14,423
Income from operations, before income taxes	85,250	102,442
Income tax expense	24,175	27,011
Net income	$61,075	$75,431

Earnings per share - diluted	$3.13	$3.68

Weighted average shares outstanding – diluted	19,507	20,503
Adjusted EBITDA	$115,718	$140,871

Billing days	252	253

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$119	$121
Trade receivables, net of allowances	233,428	269,496
Prepaid expenses and other current assets	10,912	8,143
Total current assets	244,459	277,760
Fixed assets, net	9,418	8,647
Other assets, net	75,924	75,771
Deferred tax assets, net	3,138	4,786
Goodwill	25,040	25,040
Total assets	$357,979	$392,004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$64,795	$72,792
Accrued payroll costs	33,968	48,369
Current portion of operating lease liabilities	3,589	4,576
Income taxes payable	623	5,696
Total current liabilities	102,975	131,433
Long-term debt – credit facility	41,600	25,600
Other long-term liabilities	54,324	52,773
Total liabilities	198,899	209,806
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	734	732
Additional paid-in capital	527,288	507,734
Accumulated other comprehensive income	—	6
Retained earnings	525,222	492,764
Treasury stock, at cost	(894,164)	(819,038)
Total stockholders’ equity	159,080	182,198
Total liabilities and stockholders’ equity	$357,979	$392,004

Kforce Inc.
Key Statistics
(Unaudited)

	Q4 2023	Q3 2023	Q4 2022
Total Firm
Total Revenue (000's)	$363,447	$373,122	$419,662
GP %	27.3%	27.7%	28.5%
Flex revenue (000’s)	$355,611	$364,161	$407,916
Hours (000’s)	4,208	4,279	4,958
Flex GP %	25.7%	25.9%	26.4%
Direct Hire revenue (000’s)	$7,836	$8,961	$11,746
Placements	378	431	532
Average fee	$20,727	$20,773	$22,070
Billing days	61	63	61
Technology
Total Revenue (000's)	$329,395	$338,289	$372,631
GP %	26.1%	26.4%	27.3%
Flex revenue (000’s)	$325,992	$334,253	$366,760
Hours (000’s)	3,628	3,690	4,072
Flex GP %	25.4%	25.5%	26.1%
Direct Hire revenue (000’s)	$3,403	$4,036	$5,871
Placements	179	199	235
Average fee	$19,051	$20,270	$25,004
Finance and Accounting
Total Revenue (000's)	$34,052	$34,833	$47,031
GP %	39.0%	40.4%	37.7%
Flex revenue (000’s)	$29,619	$29,908	$41,156
Hours (000’s)	580	589	886
Flex GP %	29.8%	30.5%	28.8%
Direct Hire revenue (000’s)	$4,433	$4,925	$5,875
Placements	199	232	297
Average fee	$22,228	$21,204	$19,754

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as year-over-year revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. Billing days impact is calculated by dividing each comparative period’s reported revenues by the number of billing days for that period to arrive at a per billing day amount. Same billing day growth rates are then calculated based on the per billing day amounts. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Year-Over-Year Growth Rates (As Reported)
	2023					2022
	YTD	Q4	Q3	Q2	Q1	Q4
Technology Flex	(7.4)%	(11.1)%	(12.5)%	(7.8)%	2.2%	8.5%
FA Flex	(27.6)%	(28.0)%	(26.9)%	(27.3)%	(28.2)%	(28.8)%
Total Flex revenue	(9.6)%	(12.8)%	(13.9)%	(9.8)%	(1.6)%	3.1%

	Year-Over-Year Growth Rates (As Adjusted)
	2023					2022
	YTD	Q4	Q3	Q2	Q1	Q4
Billing Days	252	61	63	64	64	61
Technology Flex	(7.1)%	(11.1)%	(11.1)%	(7.8)%	2.2%	8.5%
FA Flex	(27.3)%	(28.0)%	(25.7)%	(27.3)%	(28.2)%	(28.8)%
Total Flex revenue	(9.2)%	(12.8)%	(12.5)%	(9.8)%	(1.6)%	3.1%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow is limited, however, because it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to (but not a replacement of) our consolidated statements of cash flows.

The following table presents Free Cash Flow (in thousands):

	Year Ended December 31,
	2023	2022
Net income	$61,075	$75,431
Non-cash provisions and other	30,713	50,294
Changes in operating assets/liabilities	(323)	(34,920)
Net cash provided by operating activities	91,465	90,805
Capital expenditures	(7,763)	(8,109)
Free cash flow	83,702	82,696
Change in debt	16,000	(74,400)
Repurchases of common stock	(75,024)	(74,913)
Cash dividends	(27,562)	(24,027)
Proceeds from the sale of our joint venture interest	5,059	—
(Premiums paid for) cash proceeds received from company-owned life insurance	(1,408)	1,077
Note receivable issued to our joint venture	(750)	(6,750)
Equity method investment	—	(500)
Other	(19)	(51)
Change in cash and cash equivalents	$(2)	$(96,868)

Adjusted Financial Performance Measures
The "Adjusted Financial Performance Measures" present non-GAAP financial information and should not be considered a measure of financial performance under generally accepted accounting principles. These measures are presented as an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of our underlying operations. Each of these measures are intended to provide greater consistency, comparability and clarity of our results. Management uses this non-GAAP financial information to assess the Company's core operating results and consequently, management believes it is similarly useful information to investors. During the three months ended December 31, 2023, the Firm did not have any adjusted financial performance measures.

	Year Ended December 31, 2023
(In Thousands, Except Per Share Amounts)	As Reported	Adjustments (1)	As Adjusted
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$334,933	$(8,397)	$326,536
SG&A as a percentage of revenue	21.9%	(0.5)%	21.4%
Income from operations	$87,121	$8,397	$95,518
Operating margin	5.7%	0.5%	6.2%
Reconciliation of Tax Impact and Profitability:
Income from operations, before income taxes	$85,250	$8,397	$93,647
Income tax expense	$24,175	$1,464	$25,639
Effective tax rate	28.4%	17.4%	27.4%
Net income	$61,075	$6,933	$68,008
Earnings per share - diluted	$3.13	$0.36	$3.49
(1) Adjustments include $6.2 million related to organizational realignment and actions taken to reduce our structural costs, an increase to our legal reserves of $2.2 million, and the related tax impacts.

	Three Months Ended December 31, 2022
(In Thousands, Except Per Share Amounts)	As Reported	Adjustments (2)	As Adjusted
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$94,313	$(1,925)	$92,388
SG&A as a percentage of revenue	22.5%	(0.5)%	22.0%
Income from operations	$23,953	$1,925	$25,878
Operating margin	5.7%	0.5%	6.2%
Other expense, net	$14,756	$(13,684)	$1,072
Reconciliation of Tax Impact and Profitability:
Income from operations, before income taxes	$9,197	$15,609	$24,806
Income tax expense	$2,125	$4,002	$6,127
Effective tax rate	23.1%	25.6%	24.7%
Net income	$7,072	$11,607	$18,679
Earnings per share - diluted	$0.35	$0.58	$0.93
(2) Includes a $13.7 million impairment of our equity method investment and a $1.9 million reserve related to a promissory note issued to our joint venture and the related tax impacts for the three months and year ended December 31, 2022.

	Year Ended December 31, 2022
(In Thousands, Except Per Share Amounts)	As Reported	Adjustments (2)	As Adjusted
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$379,815	$(1,925)	$377,890
SG&A as a percentage of revenue	22.2%	(0.1)%	22.1%
Income from operations	$116,865	$1,925	$118,790
Operating margin	6.8%	0.1%	6.9%
Other expense, net	$14,423	$(13,684)	$739
Reconciliation of Tax Impact and Profitability:
Income from operations, before income taxes	$102,442	$15,609	$118,051
Income tax expense	$27,011	$4,002	$31,013
Effective tax rate	26.4%	25.6%	26.3%
Net income	$75,431	$11,607	$87,038
Earnings per share - diluted	$3.68	$0.57	$4.25

Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense (income), net, income tax expense, organizational realignment activities, legal settlement expense, loss from equity method investment, reserve associated with note receivable issued to our joint venture, impairment of equity method investment and gain from termination of interest rate swap. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. The measure is not determined in accordance with GAAP and is thus susceptible to varying calculations. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

In addition, although we excluded amortization of stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation expense in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our shareholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

	Three Months Ended
(In Thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Net income	$15,716	$10,575	$7,072
Depreciation and amortization	1,236	1,202	1,213
Stock-based compensation expense	3,145	5,967	4,362
Interest expense (income), net	333	181	(15)
Income tax expense	5,704	5,277	2,125
Organizational realignment activities	—	3,662	—
Legal settlement expense	—	2,175	—
Loss from equity method investment	—	—	1,088
Reserve associated with note receivable issued to our joint venture	—	—	1,925
Impairment of equity method investment	—	—	13,684
Adjusted EBITDA	$26,134	$29,039	$31,454

	Year Ended December 31,
(In Thousands)	2023	2022
Net income	$61,075	$75,431
Depreciation and amortization	5,012	4,427
Stock-based compensation expense	17,747	17,655
Interest expense, net	1,122	973
Income tax expense	24,175	27,011
Organizational realignment activities	3,662	—
Legal settlement expense	2,175	—
Loss from equity method investment	750	3,824
Reserve associated with note receivable issued to our joint venture	—	1,925
Impairment of equity method investment	—	13,684
Gain from termination of interest rate swap	—	(4,059)
Adjusted EBITDA	$115,718	$140,871